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                                                                    EXHIBIT 14.2

                             JMAR TECHNOLOGIES, INC.

     CODE OF ETHICS FOR CEO, GENERAL MANAGERS AND SENIOR FINANCIAL OFFICERS

                         (APPROVED BY BOARD OF DIRECTORS
                              ON DECEMBER 12, 2003)

         The Company has adopted a Code of Business Conduct and Ethics applicable to all directors and employees of the Company. In addition to the Code of Business Conduct and Ethics, the CEO, General Managers and senior financial officers, including the CFO, principal accounting officer, Corporate Controller and the senior accounting managers at each Division, are subject to the following additional specific policies:

         1. The CEO, General Managers and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO, General Managers and each senior financial officer promptly to bring to the attention of the Company's Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in the Company's Disclosure Committee Charter. The members of the Disclosure Committee and other relevant information are set forth in the attached copy of the Disclosure Committee Charter.

         2. The CEO, General Managers and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         3. The CEO, General Managers and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         4. The CEO, General Managers and each senior financial officer shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

         5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO, General Managers and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the

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individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

This Code of Ethics shall be re-distributed and re-acknowledged on an annual basis.

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                                 ACKNOWLEDGEMENT

I acknowledge that I have received and read the Code of Ethics for CEO, General Managers and Senior Financial Officers (as approved by the Board of Directors on December 12, 2003), and understand my obligations as an employee to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here: ___________________________________ Date: ___________________

Please print your name: ______________________________

This signed and completed form must be returned to your manager or designated human resource professional.

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